Exhibit 99.1
For Immediate Release
Citigroup Inc. (NYSE: C)
January 17, 2008
Citi Announces Conversion Price of $12.5 Billion
Private Offering of 7% Convertible Preferred Stock
NEW YORK — Citi announced the pricing for the company’s previously disclosed $12.5 billion private offering of depositary shares representing 7% Non-Cumulative Convertible Preferred Stock. The preferred stock will have a conversion price of $31.62.
As a result of the pricing of the $12.5 billion private offering and, as contractually required, the maximum conversion price on Citi’s $7.5 billion Upper DECS Equity Units previously sold in a private placement to the Abu Dhabi Investment Authority will be reduced to $31.83, effective within 90 days after December 3, 2008.
###
Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.
Contacts

Media:
Christina Pretto	(212) 559-9560
Michael Hanretta	(212) 559-9466
Shannon Bell	(212) 793-6206

Investors:
Scott Freidenrich	(212) 559-2718
Arthur Tildesley	(212) 559-2718

Fixed Income Investors:
Maurice Raichelson	(212) 559-5091